Execution Version

Exhibit 4.72

SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

by and among

Ixworth Enterprises Limited

Beijing Ninetowns Network and Software Co., Ltd.

Mr. Fan Hui Yang

Zhi Sheng Limited

Ample Spring Holdings Limited

BeijingBaichuan Tongda Science and Technology Development Co., Ltd.

and

Mr. Zhou Peiji and Mr. Zhou Lijun

April 9, 2007

SHARE PURCHASE AND SUBSCRIPTION AGREEMENT
This SHARE PURCHASE AND SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into on April 9, 2007 by and among the following parties:
A.         Ixworth Enterprises Limited, a British Virgin Islands company (the “Purchaser”);

B.          Beijing Ninetowns Network and Software Co., Ltd., a wholly foreign-owned enterprise established under the laws of the PRC (the “WFOE”);

C.	Mr. Fan Hui Yang (“Mr. Fan”);

D.	Zhi Sheng Limited, a British Virgin Islands company (“Zhi Sheng”);

E.           Ample Spring Holdings Limited, a British Virgin Islands company (the “Company”);

F.            BeijingBaichuan Tongda Science and Technology Development Co., Ltd.,a limited liability company formed under the laws of the PRC (“Baichuan”); and

G.           Mr.Zhou Peiji and Mr.Zhou Lijun (each a “Baichuan Principal” and collectively, the “Baichuan Principals”).

RECITALS
WHEREAS, Mr. Fan is the sole shareholder of Zhi Sheng and Zhi Sheng owns the entire issued share capital of the Company.
WHEREAS, the Baichuan Principals collectively own all the equity interests in Baichuan.
WHEREAS, to further develop and expand the Purchaser’s business in the PRC, the Purchaser desires to ensure that certain cooperation and service agreements are entered into by and among the WFOE, Baichuan and the Baichuan Principals, as applicable.
WHEREAS, subject to the terms and conditions hereof, the Purchaser desires to acquire from Zhi Sheng thirty-five (35) issued and outstanding ordinary shares of the Company and to subscribe for thirty-five (35) new ordinary shares to be issued by the Company, in order for the Purchaser to hold seventy percent (70%) of the Company’s fully-diluted share capital, and Zhi Sheng desires to sell, and the Company desires to allot and issue such ordinary shares to the Purchaser.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS.
1.1          Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:
“Action” shall mean any action, suit, proceeding, claim, arbitration or investigation.
“Affiliate” shall mean, with respect to any given Person, a Person that Controls, is Controlled by, or is under common Control with the given Person, whereas “Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Equity Rights, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
“Board” shall mean the board of directors of the Company.
“Business Day” or “business day”shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in the British Virgin Islands, Hong Kong or the PRC.
“Encumbrance” shall mean any lien, encumbrance, hypothecation, right of others, proxy, voting trust, or similar arrangement, pledge, security interest, collateral security agreement, mortgage, objection, title defect, title retention agreement, option, restrictive covenant, restriction on transfer, right of first refusal or first offer, or any other comparable interest of any nature whatsoever.
“Environmental Claim” shall mean any claim, action, cause of action, investigation, or notice (written or oral) by any person or entity alleging potential liability arising out of, based on, or resulting from: (i) the presence, or release into the environment, of any Material of Environmental Concern at any location; or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Laws” shall mean all laws and regulations of any jurisdiction where a Group Company is or has engaged in business activities relating to pollution or protection of human health or the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Materials of Environmental Concern.
“Group Companies” shall mean the Company and Baichuan (each a “Group Company”), unless the text specifically indicates otherwise.

“Government Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality, or governmental or quasi-governmental entity, or any regional, provincial, county, city or other political subdivision or regulatory body of the PRC, Hong Kong or British Virgin Islands.
“Hong Kong” shall mean the Hong Kong Special Administrative Region.
“IAS” shall mean the International Accounting Standards.
“ ICP License” shall mean the Internet Content Provider License issued by the Ministry of Information Industry of the PRC.
“Material Adverse Effect” means any change or effect (or aggregation of changes and effects) that is materially adverse to the business, financial condition, prospects, assets, liabilities or operations of any Group Company.
“Materials of Environmental Concern” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, and petroleum products.
“Person” shall mean any corporation, company, partnership, limited liability company, other business organization or entity, and any individual.

“PRC” shall mean the People’s Republic of China, excluding Hong Kong, the Macau Special Administrative Region, and the islands of Taiwan.

“PRC GAAP”shall mean the accounting principles generally accepted in the PRC.
“Proprietary Rights” shall mean any and all patents, patent rights and applications therefor and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, inventions (whether patentable or not), discoveries, improvements, concepts, innovations, industrial models, registered and unregistered copyrights, copyright registrations and applications, author’s rights, works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), URLs, web sites, web pages and any part thereof, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, proprietary processes, proprietary rights, technology, engineering, discoveries, formulae, algorithms, operational procedures, trade names, trade dress, trademarks, domain names, service marks, mask works, and registrations and applications therefor, the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common law rights.
“RMB” shall mean the lawful currency of the PRC.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.
“Shares” shall mean the ordinary shares of the Company, par value US$1.00 per share.
“Shareholders Agreement” shall mean the shareholders agreement to be entered into among the Company, the Purchaser, Mr. Fan and Zhi Sheng;
“Subsidiary” or “subsidiary”shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors, or (y) more than a fifty percent (50%) interest in the profits or capital of such entity, are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity; (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IAS; or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.
“Transaction Agreements” shall mean this Agreement, the Shareholders Agreement and the Baichuan Restructure Documents.
“US$” shall mean the lawful currency of the United States of America.
“Warrantors” shall mean the Company, Baichuan, Zhi Sheng, Mr. Fan and the Baichuan Principals, unless the text specifically indicates otherwise.
1.2          Definitions. The meanings of the following terms are specified in the Sections set forth below:
Definition	Location
Baichuan Principals	Preamble
Baichuan Replacement Shareholders	Section 6.1.11
Baichuan Restructure Documents	Section 6.1.12
Business Plan	Section 6.1.13
Claim	Section 9.2.1
Closing	Section 3.1.1
Closing Date	Section 3.1.1
Damages	Section 9.1
Deferred Investment	Section 2.2.4
Disclosure Schedules	Article 4

Definition	Location
Employment Contracts	Section 4.11.1
Financial Statements	Section 4.6
Governmental Authorizations	Section 4.4.1
HKIAC	Section 11.13
Holdback Amount	Section 2.2.3
Inbound Technology Licenses	Section 4.10.4
Indemnified Persons	Section 9.1
Knowledge	Article 4
New Shares	Section 2.1.2
New WFOE	Section 2.2.4
Outbound Technology Licenses	Section 4.10.4
Public Software	Section 4.10.14
Purchase Price	Section 2.2
Sale Shares	Section 2.1.1
Subscription Price	Section 2.2
Technology	Section 4.10.1
Technology Agreements	Section 4.10.4
Terms	Section 10.1

1.3          Interpretation. Unless the context otherwise requires, any noun or pronoun utilized in this Agreement is deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, words such as “herein,” “hereof,” “hereby,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular clause or sub-clause of this Agreement. References to “Articles,” “sections” or “provisions” refer to particular Articles, sections or provisions of this Agreement. Unless otherwise specified, references to the word “including” shall be deemed to be followed by words “without limitation,” “but not limited to,” or words of similar import as applicable.
1.4          Warrantor Obligations. Where this Agreement or any Transaction Agreement places an obligation on any Warrantor, each other Warrantor shall use its best efforts to cause the obligated Warrantor to perform such obligation.

ARTICLE 2
AGREEMENT TO PURCHASE AND SUBSCRIBE SHARES.
2.1	Purchase and Subscription of Shares. Subject to the terms and conditions hereof:
2.1.1      Purchase of Shares. Zhi Sheng shall sell, transfer, assign, and deliver to the Purchaser thirty-five (35) Shares held by Zhi Sheng free and clear of all Encumbrances, and the Purchaser shall purchase and acquire such thirty-five (35) Shares from Zhi Sheng at the Closing (the “Sale Shares”); and
2.1.2      Subscription of Shares. The Company shall allot and issue, and the Purchaser shall subscribe from the Company, thirty-five (35) Shares at the Closing (the “New Shares”).
2.2          Consideration. The consideration for the Sale Shares shall be RMB105,000,000 (the “Purchase Price”). The consideration for the New Shares shall be RMB105,000,000 (the “Subscription Price”). The parties hereto acknowledge and agree that no consideration other than the Purchaser’s payment of the Purchase Price and the Subscription Price shall be required in respect of any transaction concerning the Company under this Agreement. The Purchase Price and the Subscription Price shall be paid as follows:
2.2.1      An amount equal to RMB85,000,000 shall be paid to Zhi Sheng at the Closing (as defined below) in the manner set forth in Section 3.3.1;
2.2.2      An amount equal to RMB2,500,000 shall be paid to the Company at the Closing in the manner set forth in Section 3.3.2;
2.2.3      An amount equal to RMB20,000,000 (the “Holdback Amount”) shall be retained by the Purchaser to secure the indemnification obligations of the Warrantors under this Agreement. The Holdback Amount shall be released to Zhi Sheng in accordance with Section 9.3; and
2.2.4      An amount equal to RMB102,500,000 (the “Deferred Investment”) shall be paid to the Company by the Purchaser at its sole discretion in accordance with capital requirement of the Company. The Deferred Investment shall be paid to the Company in any case no later than one (1) year after the successful establishment of a wholly foreign-owned enterprise in the PRC (the “New WFOE”) by the Company and the execution of an exclusive business cooperation agreement between the New WOFE and Baichuan, which supersedes the exclusive business cooperation agreement entered into among the WFOE, Baichuan and the Baichuan Principals prior to the Closing pursuant to Section 6.1.12 hereto.
ARTICLE 3
CLOSING.
3.1	Closing.
3.1.1      Subject to the satisfaction or waiver of all the conditions in ARTICLE 6 and ARTICLE 7, the purchase of the Sale Shares and the subscription of the New Shares (the

“Closing”) shall take place simultaneously and remotely through facsimile and other electronic transmissions or in such other manner and at such place as may be designated by the Purchaser, Zhi Sheng and the Company on April 20, 2007 or on such date that the Purchaser, Zhi Sheng and the Company may agree in writing (the “Closing Date”).
3.1.2      Except as otherwise specified, Zhi Sheng shall deliver to the Purchaser or its counsel the documents and assurances required under ARTICLE 6 on or before the Closing Date.
3.2          Deliveries at the Closing. At the Closing, Zhi Sheng and the Company shall deliver the following items to the Purchaser:
3.2.1      share certificate(s) duly issued to the Purchaser representing an aggregate of seventy (70) Shares;
3.2.2      a copy of the Company’s register of members as at the Closing Date and giving effect to the transactions contemplated hereby, and a copy of the Company’s register of directors as at the Closing Date, both certified by a director of the Company to be a true and complete copy thereof;
3.2.3      a certificate dated the Closing Date signed by Mr. Zhou Peiji and Mr. Zhou Lijun, certifying that all of the conditions set forth in Section 6.1, as applicable, have been fulfilled, and attaching and certifying as true and complete a copy of the Company’s Memorandum and Articles of Association as in effect on the Closing Date;
3.2.4      a compliance certificate dated the Closing Date signed by each of the Warrantors certifying that the representations and warranties made by such Warrantor as provided in ARTICLE 4 hereof, to the extent applicable, are true, correct and complete in all material respects on the Closing Date;
3.2.5      a certificate of good standing issued by the Registrar of Corporate Affairs of British Virgin Islands dated no more than ten (10) days prior to the Closing certifying that the Company is on the Register of Companies, has paid all required fees, annual fees and penalties that are due and payable and is not in voluntary liquidation;
3.2.6      a legal opinion of the Company’s British Virgin Islands counsel covering, among other things, the capitalization of the Company, in form and substance satisfactory to the Purchaser and its legal counsel, dated the Closing Date and addressed to the Purchaser;
3.2.7      a legal opinion of the Company’s PRC counsel covering, among other things, the establishment and equity transfer of Baichuan and the validity of the Baichuan Restructure Documents, in form and substance satisfactory to the Purchaser and its legal counsel, dated the Closing Date and addressed to the Purchaser;
3.2.8      a legal opinion of the Company’s Hong Kong counsel covering, among other things, the validity and enforceability of the provisions hereto, in form and substance satisfactory to the Purchaser and its legal counsel, dated the Closing Date and addressed to the Purchaser; and

3.2.9      Board and members resolutions of the applicable Group Companies approving the transactions contemplated herein and the execution of the Transaction Agreements by the appropriate Group Company.
3.3          Proceedings at the Closing.    At the Closing, against simultaneous performance in full by Zhi Sheng and the Company of the obligations in Section 3.2,
3.3.1      The Purchaser shall pay the amount required by Section 2.2.1 in U.S. Dollars via wire transfer of immediately available funds to one (1) bank account, which shall be designated in writing by Zhi Sheng not less than five (5) Business Days before the Closing; and
3.3.2      The Purchaser shall pay the amount required by Section 2.2.2 in U.S. Dollars via wire transfer of immediately available funds to one (1) bank account, which shall be designated in writing by the Company not less than five (5) Business Days before the Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS.
Unless specifically indicated otherwise, the Warrantors hereby jointly and severally represent and warrant to the Purchaser that the statements in this ARTICLE 4, except as set forth in the Disclosure Schedules (the “Disclosure Schedules”) attached to this Agreement as Schedule I (the contents of which shall also be deemed to be representations and warranties hereunder), are all true, correct and complete on the date hereof and on the Closing Date. For purposes of this ARTICLE 4, any reference to a party’s “Knowledge” means such party’s best knowledge and if applied to an entity, means such entity’s best knowledge, after due and diligent inquiries of officers, directors, and other employees of such party reasonably believed to have knowledge of the matter in question.
4.1	Organization, Good Standing and Qualification.
4.1.1      The Company is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. The Company is qualified to do business and is in good standing in each jurisdiction where it currently operates and failure to be so qualified would have a Material Adverse Effect on its financial condition, business, prospects or operations in such jurisdiction.
4.1.2      Baichuan is a company duly organized and existing under the laws of the PRC, and has all powers and all governmental licenses, permits, authorizations, consents and approvals required to carry on its business as now conducted. Baichuan has paid all such governmental fees, taxes and stamp duty required to be paid by it under applicable PRC and other laws prior to or upon Closing. Copies of the business license, Articles of Association, and other organizational documents of Baichuan, as amended to date, have been delivered to the Purchaser and are true, correct and complete and are in full force and effect.

4.2          Due Authorization. All corporate action on the part of each Group Company, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of each Transaction Agreement, the authorization, issuance, and delivery of all of the Shares, the performance of their respective obligations under each Transaction Agreement and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby, has been taken or will be taken prior to Closing. The Transaction Agreements are valid and binding obligations of each Group Company who is a party thereto, enforceable against such Group Company in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. The Shares are not subject to any preemptive rights, rights of first refusal, or liens of any kind except for rights imposed under the Transaction Agreements.
4.3          Capitalization. The authorized share capital of the Company will consist of the following immediately prior to the Closing:
4.3.1      Shares. A total of fifty thousand (50,000) Shares are authorized, of which sixty-five (65) Shares are issued and outstanding.
4.3.2      Options, Warrants, Available Shares. Except the Transaction Agreements, there are no options, warrants, conversion privileges or other rights or agreements outstanding or under which the Company is or may become obligated to issue any securities of any class or series. None of the Company’s outstanding shares, and no shares issuable upon exercise, conversion, or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal, or other rights to purchase such shares (whether in favor of the Company or any other person), pursuant to any agreement or commitment to which the Company is a party or of which the Company is aware, except for the rights imposed in the Transaction Agreements.
4.3.3      Outstanding Security Holders. Disclosure Schedule 4.3.3 sets forth a complete list of all outstanding shareholders, option holders and other security holders of the Company, and their ownership percentage, on a fully diluted basis, next to each shareholder’s, option holder’s and other security holder’s name immediately before the Closing.

4.4	Baichuan.
4.4.1             All consents, approvals, orders, permits, licenses, authorizations or registrations, qualifications, designations, declarations or filings with any Governmental Authority (“Governmental Authorizations”) required under PRC laws for the due and proper establishment and operation of Baichuan as currently operated, or contemplated to be operated, have been duly obtained from the appropriate PRC authorities and are in full force and effect.
4.4.2             All filings and registrations with the PRC authorities required in respect of Baichuan and its operations as currently operated, including the registrations with the State Administration of Industry and Commerce, the Ministry of Information Industry, tax

bureau, customs authorities, product registration authorities and health regulatory authorities, as applicable, have been duly completed in accordance with the relevant rules and regulations.
4.4.3             Baichuan has not received any letter or notice from any relevant authority notifying Baichuan of the revocation of any Governmental Authorization, permit or license issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by Baichuan.
4.4.4             With respect to any land use right, building, property and investment held or leased by Baichuan, it has exclusive, full and unimpaired legal and beneficial ownership of its rights, leasehold interests, property and investments free from any mortgages or security interests of any nature, third party rights, conditions, orders or other restrictions and has obtained all necessary approvals and effected all necessary registrations with government authorities with respect thereto.
4.4.5             Baichuan has been conducting its business activities within the permitted scope of business in its business license or is otherwise operating its business in compliance with all relevant legal requirements, including producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by competent PRC authorities.
4.4.6             No Warrantor has any valid reason to believe that any Governmental Authorization, license or permit requisite for the conduct of any part of Baichuan’s business, which is subject to periodic renewal, will not be granted or renewed by the relevant PRC authorities.
4.4.7             All applicable laws and regulations with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of Baichuan have been complied with, and all requisite approvals from the State Administration of Foreign Exchange in relation thereto have been duly obtained.
4.4.8             With regard to employment and labor matters, Baichuan has complied with all applicable PRC laws and regulations, including laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions, and the like.
4.4.9             Baichuan owns, leases, rents or otherwise legally possesses all properties and assets, including Proprietary Rights, necessary for its operations as presently conducted.
4.4.10           The equity interests of Baichuan are owned exclusively by the Baichuan Principals and in the amounts and percentages set forth in Disclosure Schedule 4.4.10. Baichuan does not have any shareholder, option holder or other security holder who is not set forth in Disclosure Schedule 4.4.10.

4.5	Valid Issuance of Shares.
4.5.1             The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid, non-assessable, and free of any liens.
4.5.2             All presently outstanding Shares of the Company are duly and validly issued, fully paid and non-assessable and free of any liens, and such Shares, and all outstanding shares, options and other securities of the Company, have been issued in full compliance with the requirements of all applicable securities laws and regulations, including the Securities Act, and all other anti-fraud and other provisions of applicable securities laws and regulations.
4.6          Financial Statements. Disclosure Schedule 4.6 attaches un-audited balance sheets of Baichuan as of February 28, 2007, and un-audited cash flow statements and un-audited income statements of Baichuan for the 14-month period then ended (all such financial statements being collectively referred to herein as the “Financial Statements”). Such Financial Statements (a) accord with the books and records of Baichuan, (b) are true, correct and complete and present fairly the financial condition and state of affairs of Baichuan at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with IAS or PRC GAAP applied on a consistent basis, except, as to the un-audited financial statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets included in the Financial Statements disclose all of Baichuan’s debts, liabilities and obligations of any nature, whether due or to become due, on their respective dates (including absolute, accrued, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the IAS or PRC GAAP, and Baichuan has good and marketable unencumbered title to all assets set forth on the balance sheets included in the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates.
4.7          Liabilities. Except as described in Disclosure Schedule 4.7, no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which such Group Company has otherwise become directly or indirectly liable, except as reflected on the Financial Statements and none of the Group Companies is unable to pay its debts as and when they fall due or is subject to any insolvency proceedings or has had a receiver, liquidator or administrator appointed over its assets.
4.8          Title to Properties and Assets. Each Group Company has good and marketable title to all respective properties and assets reflected on the Financial Statements, in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, each Group Company and the lessor is in compliance with such leases and such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.
4.9          Activities Prior to Closing. Except as described in Disclosure Schedule 4.9, none of the following events has occurred with respect to any Group Company prior to the Closing:

4.9.1             any declaration or payment of any dividend, or authorization or payment of any distribution upon or with respect to any class or series of its capital shares or any other equity interest;
4.9.2             any incurrence of indebtedness for money borrowed or any other liabilities;
4.9.3	any loans or advances to any person;
4.9.4             any sale, exchange, assignment, or other disposition of any assets or rights (including any Proprietary Rights or other intangible assets) or creation of any encumbrance on any of its assets or rights;
4.9.5             any commercial agreement or transaction with any of its officers, directors or employees or any entity controlled by any of such individuals or with its shareholders or persons related to such shareholders;
4.9.6             any damage, destruction or loss, whether or not covered by insurance, affecting its assets, properties, financial condition, operating results, prospects or business as presently conducted and as presently proposed to be conducted;
4.9.7	any waiver of a valuable right or of a debt owed to it;
4.9.8             any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation that exceeds RMB100,000;
4.9.9             any change or amendment to a material contract or arrangement by which any Group Company is bound or subject;
4.9.10           any change in any compensation arrangement or agreement with any executive-level employee, contractor or director;
4.9.11           any resignation or termination of any of its directors or key officers; or
4.9.12           any other event or condition of any character which would materially affect its assets, properties, financial condition, operating results or business.
4.10	Intellectual Property; Status of Proprietary Rights.
4.10.1           Each Group Company (i) owns free and clear of all claims, security interests, liens and other encumbrances, or (ii) has the valid right or license to use, all products, materials, software, tools, software tools, computer programs, specifications, source code, object code, improvements, discoveries, user interfaces, mask works, internet domain names, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing that is required or used in its business as currently conducted together with all Proprietary Rights in or to all of the foregoing (collectively, the “Technology”). Disclosure Schedule 4.10.1 contains a true, complete and accurate list of all Proprietary Rights of the Group Companies of which patents have been filed or proposed to be filed and are presently used by each Group Company or necessary for the conduct of each Group Company’s business as currently being conducted or proposed to be conducted, and such Group Companies own, or have the right to use under the agreements, all the Proprietary Rights as set out in Disclosure Schedule 4.10.1.
4.10.2          The possession, development, production, manufacturing, use, offering, marketing, licensing, distribution, sale and other exploitation by each Group Company of any Technology as now conducted does not (i) infringe, violate, misappropriate or otherwise interfere or conflict with any patent and trademark rights or (ii) infringe, violate, misappropriate or otherwise interfere or conflict with any other rights, title or interest of any third party.
4.10.3           No Group Company has received any notice or claim (whether written, verbal or otherwise) that (i) contests or challenges in any manner whatsoever such Group Company’s ownership or other rights in any Technology, (ii) contests or challenges in any manner whatsoever the validity or enforceability of any of the Proprietary Rights of such Group Company in the Technology, or (iii) claims or otherwise asserts that such Group Company, the Technology or the conduct of such Group Company’s business as currently conducted infringes, violates, misappropriates or otherwise interferes or conflicts with any right, title or interest of any third party.
4.10.4           There are no outstanding options, material licenses or agreements granting third parties any right to own or use any Technology owned by any Group Company (“Outbound Technology Licenses”), except as disclosed in Disclosure Schedule 4.10.4. The material licenses or other agreements giving a Group Company the right to use a certain Technology are listed in Disclosure Schedule 4.10.4 (“Inbound Technology Licenses”). True and complete copies of all Outbound Technology Licenses and Inbound Technology Licenses (collectively, the “Technology Agreements”) have been provided to the Purchaser.
4.10.5           To the Knowledge of the Warrantors, all Technology Agreements are valid, binding and in full force and effect with respect to each Group Company, and each other party thereto. All parties to the Technology Agreements have performed in all material respects their obligations thereunder, and neither any Group Company nor any other party thereto is in material default thereunder, nor has there occurred any material event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of such Group Company or any other party thereto or give to any other party thereto the right to terminate or modify any Technology Agreement. No Group Company has received written notice that any party to any Technology Agreement intends to cancel or terminate any Technology Agreement.
4.10.6           No Group Company is or will be as a result of the execution or delivery of this Agreement and the other Transaction Agreements to which it is a party, the consummation of the transactions contemplated hereby and thereby or the performance of obligations hereunder or thereunder, or as a result of conducting its business as currently contemplated, in breach of any license or other agreement relating to Technology.
4.10.7           No Warrantor is aware of any third party that is infringing upon any Technology.

4.10.8          To the Knowledge of the Warrantors, no Group Company’s employees, contractors or consultants is, nor is any Warrantor, obligated under any contract or agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of such Group Company or that would conflict with such Group Company’s business.
4.10.9           Each Group Company’s registered patents, copyrights, trademarks and service marks are in full force and effect, are not subject to any taxes, and each Group Company has paid all the maintenance fees with respect thereto.
4.10.10         No Warrantor nor any current or former employee, contractor or consultant of a Group Company has developed any Technology that is subject to any agreement under which such employee, contractor or consultant has assigned or otherwise granted to any third party any rights in or to such Technology.
4.10.11         No royalties, fees or other payments are payable by any Group Company to any third party by reason of the ownership, possession, sale, marketing, use or other exploitation of any Technology to the extent necessary for the conduct of such Group Company’s business as it is now conducted and none (or no additional amounts) will be payable as a result of the consummation of the transactions contemplated by this Agreement.
4.10.12        Each Group Company maintains and diligently enforces commercially reasonable procedures to protect all confidential information relating to the Technology. No Group Company has deposited any source code or other Technology in any escrow account or otherwise delivered such source code or other Technology to any escrow agent.
4.10.13         No government funding or facilities, facilities of any university, college or other educational institution or public research center, or funding or facilities from any third party was used in the development of any Technology.
4.10.14         None of the software or firmware embedded or included in or on any hardware or other products sold by a Group Company or any other software or firmware that a Group Company now or in the future intends to sell or license either as a separate product or bundled with any other product or service, is required to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge as the result of the use or incorporation of any Public Software (as defined below) in any Technology, the use of any Public Software in connection with the development of any Technology or for any other reason. For the purpose of this Section 4.10, the term “Public Software” means any software that contains, or is derived (in whole or in part) from any software that is distributed as free software, open source software or similar licensing or distribution models.
4.11	Contracts.
4.11.1           Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (verbal or written), indebtedness, liabilities and other obligations to which any Group Company is a party or by which it is bound, that (i) are material to the conduct and operations of its business and properties; (ii) involve any of the officers, consultants, directors, employees or shareholders of any Group Company (the “Employment Contracts”); or (iii) obligate any Group Company to share, license or develop any material product or technology, are listed in Disclosure Schedule 4.11 and have been provided to the Purchaser and its counsel. For purposes of this Section 4.11, “material” shall mean any agreement, contract, indebtedness, liability, arrangement or other obligation either (i) having an aggregate value, cost, liability or amount of RMB500,000 or more, or (ii) not terminable upon no more than thirty (30) days notice without penalty or obligation, unless the aggregate value, cost, liability thereof is less than RMB500,000.
4.11.2           Validity and Status. With the exception of the Employment Contracts, all material contracts listed in Disclosure Schedule 4.11 are legally valid and binding, in full force and effect, and enforceable in accordance with their respective terms against the parties thereto. The Employment Contracts are legally valid and binding, in full force and effect, and enforceable in accordance with their respective terms against the parties thereto in all material aspects. There is no existing default or breach by any party thereto and no Group Company has received any notice or claim or allegation of default or breach thereof from any party thereto.
4.12       Litigation. There is no Action pending or currently threatened against any Group Company, any Group Company’s activities, properties or assets or against any officer, director or employee of any Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, any Group Company. There is no factual or legal basis for any such Action that might result, individually or in the aggregate, in any material adverse change in the business, properties, assets, financial condition, affairs or prospects of any Group Company. No Group Company is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.
4.13       Governmental Consents. All Governmental Authorizations on the part of each Group Company required in connection with the consummation of the transactions contemplated herein and with the business of each Group Company have been obtained and are currently effective. The offer, sale and issuance of the Shares, in conformity with the terms of this Agreement, are exempt from the registration and prospectus delivery requirements of the Securities Act and all other applicable securities laws and regulations.
4.14       Compliance with Other Instruments. No Group Company is in, nor will the conduct of business of any Group Company as proposed to be conducted result in, any violation, breach or default of any constitutional document of any Group Company, or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which any Group Company is a party or by which it may be bound, or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon any Group Company. The execution, delivery and performance of and compliance with the Transaction Agreements and the consummation of the transactions contemplated hereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any such constitutional documents, or in any material respects, any such contract, agreement or instrument or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

4.15       Registration Rights. No Group Company has granted or agreed to grant any Person or entity any registration rights with respect to any of the securities of any Group Company.
4.16       Tax Matters. The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of each Group Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no extraordinary examinations or audits of any tax returns or reports by any applicable governmental agency, and none are threatened or pending. Each Group Company has duly filed all tax returns required to have been completed and filed by it and paid all taxes shown to be due on such returns in a timely manner except in such cases where, individually or in the aggregate, that the failure to file such returns would not have a Material Adverse Effect on any Group Company. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.
4.17       Obligations of Management; Labor Agreement and Actions; Employee Compensation.
4.17.1           Each employee of each Group Company is identified in Disclosure Schedule 4.17.1 and each executive level employee is separately identified on the same schedule, and to the Knowledge of the Warrantors, all of whom are currently devoting one hundred percent (100%) of his or her working time to the conduct of the business of a Group Company. No Warrantor is aware that any such executive level employee is planning to work less than full time at a Group Company in the future. To the Knowledge of the Warrantors, no executive level employee is currently working for a competitive enterprise, whether or not such person is or will be compensated by such enterprise.
4.17.2           No Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or verbal, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of a Group Company. There is no strike or other labor dispute involving a Group Company pending or threatened (nor has there been since the incorporation of each Group Company), nor is any Group Company aware of any labor organization activity involving its employees.
4.17.3           None of the officers or key employees, or any group of key employees, to the Knowledge of the Warrantors, intends to terminate his, her or their employment with a Group Company, nor does such Group Company have a present intention to terminate the employment of any of the foregoing individuals. Except as disclosed in Disclosure Schedule 4.17.3, the employment of each officer and employee of a Group Company is terminable at the will of such Group Company.
4.17.4           Except as disclosed in Disclosure Schedule 4.17.4, no Group Company is a party to or bound by any currently effective employment contract that provides for compensation exceeding the average of three (3) months’ remuneration of the employee upon termination, deferred compensation agreement, severance agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

4.17.5           Each Group Company has complied with all applicable national, provincial, local or municipal equal employment opportunity and other laws related to employment, except for any non-compliance or violation that would not have a Material Adverse Effect on any Group Company.
4.18       Employment Agreements; Consulting Agreements. Except as disclosed in Disclosure Schedule 4.18, each employee (if applicable) and officer of each Group Company has entered into an employment agreement with such Group Company and each consultant of each Group Company has entered into a consulting agreement.
4.19       Interested Party Transactions. Except as disclosed in Disclosure Schedule 4.19 and other than pursuant to the Employment Contracts, no officer or director of a Group Company or any Affiliate of any such person has any agreement, understanding, or proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them. No officer or director of a Group Company has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company, except that any of the foregoing persons may have record ownership interest in the Company or own shares in publicly traded companies that may compete with a Group Company. No Affiliate of any officer or director of a Group Company is directly or indirectly interested in any material contract with a Group Company. No officer or director of a Group Company or any Affiliate of any such person has had, either directly or indirectly, any interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.
4.20       Option Agreements. Each person who, pursuant to any benefit, bonus or incentive plan of the Company, holds any option, warrant or right to acquire Shares or other securities of the Company, has entered into or is otherwise bound by, an agreement granting the Company (a) the right to repurchase any unvested shares for the original purchase price, or to cancel the unvested option, warrant or right, in the event the holder’s employment or services with the Company terminate for any reason, subject to release of such repurchase or cancellation right on terms and conditions specified by the Board, and (b) a right of first refusal with respect to all such shares. The Company has furnished to the Purchaser true and complete copies of the forms of all option agreements, as set forth onDisclosure Schedule 4.20.
4.21       Minute Books. The minute books of each Group Company made available to the Purchaser contain the resolutions of all meetings of directors and shareholders or owners of each Group Company since their respective time of formation, and reflect all transactions referred to in such meetings and actions accurately in all material respects.
4.22       Disclosure. No representation or warranty by any Warrantor in this Agreement or in any written statement or certificate furnished or to be furnished to the Purchaser pursuant to any Transaction Agreement contains or will contain any untrue statement of fact in any material respect or omits or will omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading in any material respect. Each of the Warrantors has fully provided the Purchaser with all the information that the Purchaser has requested for deciding whether to purchase the Shares.
4.23       Limitation of Liabilities. The provisions of this Section 4.23 shall operate to limit the liability of the Warrantors in respect of any claim for breach of any representation, warranty, covenant, undertaking and provision under this Agreement. The Parties agree as follows:
4.23.1           The total amount of liabilities of the Warrantors under this Agreement for diminution in value of the Shares acquired by the Purchaser hereunder as a result of breach of any representation, warranty, covenant, undertaking and provision under this Agreement by the Warrantors shall not exceed the aggregate amount of the Purchase Price and the Subscription Price that has been received by the Warrantors under this Agreement other than as a result of fraud or intentional breach by the Warrantors.
4.23.2           The Purchaser shall not bring any claims for breach of any representation, warranty, covenant, undertaking and provision hereunder until the aggregate amount of Damages it have incurred or could reasonably be expected to incur for all such breaches exceeds RMB1,000,000, in which event the Purchaser shall have the right to claim for the entire amount.
4.23.3           The Warrantors shall have no liability in respect of the representations and warranties under this Agreement to the extent that the facts and circumstances giving rise to the claim have been specifically disclosed with reasonable details in the Disclosure Schedules and any Transaction Agreement.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER.
The Purchaser hereby represents and warrants to the Company as follows, on the date hereof, and on the Closing Date:
5.1          Authorization. The Purchaser has full power and authority to enter into this Agreement and the other Transaction Agreements, and each of the Transaction Agreements, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, subject as to enforcement of remedies to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
5.2          Investigation; Economic Risk. The Purchaser acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Group Companies with their officers, and that it has had access to information about the Group Companies that it has requested. The Purchaser acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment in the Shares.
5.3          Purchase for Own Account. The Purchaser is acquiring the Shares for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or any third person, with respect to any Shares, other than, with respect to the Purchaser that is an investment fund, agreements or arrangements governing the acquisition, management and disposition of fund assets or interests in general fund assets with participants in the fund.
ARTICLE 6
CONDITIONS TO PURCHASER’S OBLIGATIONS AT CLOSING.
6.1          The obligation of the Purchaser to purchase and subscribe the Shares from Zhi Sheng and the Company, respectively, at the Closing is, unless otherwise waived in writing by the Purchaser, subject to the fulfillment to the satisfaction of the Purchaser on or prior to the Closing of the following conditions:
6.1.1             Representations and Warranties Correct. The representations and warranties made by the Warrantors in ARTICLE 4 hereof shall be true and correct and complete with respect to the subjects covered therein when made, and shall be true and correct and complete in all material respects on the date of the Closing with the same force and effect as if they had been made on and as of such date except for such representations and warranties which pertain to a specific date (and such representations and warranties shall be true, correct and complete on such specific dates).
6.1.2             Performance of Obligations. Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by it on or before the Closing.
6.1.3             Due Diligence. The Purchaser shall have completed its due diligence investigation of the Group Companies, and any corrective items identified by the Purchaser shall have been corrected, and the results of the due diligence investigation in legal, financial, managerial and technological aspects shall be satisfactory to the Purchaser. Without limiting the foregoing, the Purchaser shall have received from the Group Companies all documents and other materials requested by the Purchaser for the purpose of examining and determining the rights in and to any Technology, products and Proprietary Rights now used, proposed to be used in, or necessary to, the business as now conducted and proposed to be conducted by the Group Companies, and the status of its ownership rights in and to all such Technology, products and Proprietary Rights shall be satisfactory to the Purchaser.
6.1.4             Consents and Waivers. Each Warrantor shall have obtained any and all consents and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.
6.1.5             Laws. The offer and sale of the Shares to the Purchaser pursuant to this Agreement shall be exempt from the registration and prospectus delivery requirements of the Securities Act and shall not violate or breach or result in a violation or breach of any other applicable laws or regulations.
6.1.6             No Litigation; No Material Change. Except as set forth in the Disclosure Schedules, to the Knowledge of the Warrantors, no Action shall have been threatened or instituted against any Warrantor or the Purchaser seeking to enjoin, challenge the validity of, or assert any liability against any of them on account of, any transactions contemplated by this Agreement or the other Transaction Agreements. There shall have been no material adverse change to the business, operations or prospects of any Group Company on the Closing Date.
6.1.7             Transaction Agreements. Counterparts of all Transaction Agreements shall have been duly executed and delivered by the Company, Baichuan, Baichuan Principals and Mr. Fan (if applicable).
6.1.8             Proceedings and Documents. All corporate and other proceedings of the Company, Zhi Sheng and Baichuan in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser.
6.1.9             Board. All actions shall have been taken to appoint the representatives that have been designated by the Purchaser as directors of the Company, effective upon the Closing.
6.1.10           Employees. Each of the following shall be true in respect of the workforce of the Group Companies: (i) the “key employees” set forth in Exhibit A hereto shall have given assurances reasonably satisfactory to the Purchaser that they shall continue to work for the Group Companies following the Closing; and (ii) at least ninety percent (90%) of the headcount of the workforce of the Group Companies on the date hereof shall be maintained at Group Companies on the Closing Date.
6.1.11           Shareholder Replacement. The Baichuan Principals shall have executed all the documents that would allow the Purchaser to transfer (i) at Closing, seventy percent (70%) of the equity interests in Baichuan, and (ii) upon the incorporation of the New WFOE, the remaining thirty percent (30%) of the equity interests in Baichuan that are held by the Baichuan Principals, to the new shareholders designated by the Purchaser at its sole discretion (any such new shareholders who become shareholders of Baichuan are hereinafter referred to as the “Baichuan Replacement Shareholders”). Such executed documents shall have been delivered to the Purchaser at least two (2) Business Days prior to the Closing Date.
6.1.12           Baichuan Restructure Documents. (i) The Baichuan Replacement Shareholders, Baichuan and the WFOE shall have executed loan agreements, equity pledge agreements, exclusive purchase option agreements, power of attorneys or any other agreement in relation thereto at the request of the Purchaser and to the Purchaser’s full satisfaction; and (ii) the Baichuan Principals (or their designated entity), Baichuan and the WFOE shall have signed an exclusive business cooperation agreement and technical service agreement and any amendments thereof or any other agreement in relation thereto at the request of the Purchaser and to the Purchaser’s full satisfaction (all such documents under this Section 6.1.12 are collectively referred to as the “Baichuan Restructure Documents”).
6.1.13           Business Plan. The Purchaser has received a copy of the long-term business development plan (the “Business Plan”) of the Group Companies prepared by the Baichuan Principals and is fully satisfied with the content of such Business Plan, including the contemplated utilization of the Subscription Price by the Group Companies as set forth in such Business Plan.
ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF ZHI SHENG AND THE COMPANY AT CLOSING.
The obligation of Zhi Sheng to sell and the Company to allot and issue the Shares to the Purchaser at Closing, unless otherwise waived in writing by the Company and Zhi Sheng, is subject to the fulfillment to the Company’s and Zhi Sheng’s satisfaction on or prior to the Closing of the following conditions:
7.1          Representations and Warranties Correct. The representations and warranties made by the Purchaser in ARTICLE 5 hereof shall be true and correct and complete in all material respects with respect to the subjects covered therein when made, and shall be true and correct and complete on the Closing Date with the same force and effect as if they had been made on such date, subject to changes contemplated by this Agreement.
7.2          Performance of Obligations. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by it on or before the Closing.
7.3          Laws. The offer and sale of the Shares to the Purchaser pursuant to this Agreement shall be exempt from the registration and prospectus delivery requirements of the Securities Act and shall not violate or breach or result in a violation or breach of any other applicable law or regulation.
7.4          No Litigation. No Action shall have been threatened or instituted against the Purchaser seeking to enjoin, challenge the validity of, or assert any liability against any of them on account of, any transactions contemplated by this Agreement or the other Transaction Agreements.
ARTICLE 8
COVENANTS OF THE WARRANTORS.
Unless otherwise required by the Board to fulfill certain obligations and duties as an employee of the Company, if applicable, each Warrantor hereby jointly and severally covenants to the Purchaser as follows:
8.1	Implementation of Business. Each Warrantor shall take all necessary actions to:
8.1.1      implement and carry out the business of the Group Companies as directed by the Board; and
8.1.2      procure that Baichuan shall obtain certain PRC Governmental Authorizations required for the Group Companies’ business as currently operated and as proposed to be conducted, including but not limited to the Online News and Information Service Permit, and that such permit and license shall (i) be used only in connection with the business of the Group Companies; (ii) not be transferred, directly or indirectly, from Baichuan to any other party (other than another Group Company) without the Purchaser’s prior written approval and (iii) not be used for any purpose that is not expressly approved by the Board.
8.2          Additional Covenants. Except as required by this Agreement, no resolution of the directors, owners, members, joint venture parties, or shareholders of any Group Company shall be passed nor shall any contract or commitment be entered into prior to the Closing without the written consent of the Purchaser, except that the Group Companies may carry on their businesses in the same manner as heretofore and may pass resolutions and enter into contracts and commitments in the ordinary course of business and consistent with past practice.
8.3          Notice of Certain Events. If at any time before the Closing, any Warrantor comes to know of any material fact or event which:
8.3.1      is in any way inconsistent with any of the representations and warranties in this Agreement;
8.3.2	renders any fact warranted hereunder is false or misleading; or
8.3.3      might reasonably be expected to affect the willingness of a prudent investor to purchase the Shares on the terms contained in the Transaction Agreements or the amount of the consideration a prudent investor would be prepared to pay for the Shares;
then such Warrantor shall immediately notify the Purchaser and the other Warrantors in writing, describing the fact or event in reasonable detail.
8.4          Registration of Intellectual Property Rights. Each Warrantor shall, as soon as practicable after the Closing, have any updated versions of software programs registered with the relevant PRC authorities, with Baichuan or the Company as the proprietor of each such intellectual property right.
8.5          Tax Indemnity. Subject to the limitation provisions in Section 4.23 hereof, the Warrantors hereby jointly and severally undertake to indemnify the Purchaser against any and all losses, liabilities, damages, suits, obligations, judgments or settlements of any kind (including all reasonable legal costs, costs of recovery and other reasonable expenses incurred by the Purchaser) resulting from any claim of taxation (including those resulting from cancellation or reclamation of tax benefits of any kind relating to the Group Companies) arising from an event that occurred or is deemed to have occurred prior to the Closing.
8.6          Limitation. Without prejudice to the limitation provisions in Section 4.23 hereof, the covenants contained in Section 8.5 do not apply to any and all losses, liabilities, damages, suits, obligations, judgments, settlements of any kind and Damages:
8.6.1      to the extent that full and sufficient provision or reserve in respect thereof has been made in the Financial Statements or to the extent that payment or discharge of such losses, liabilities, damages, suits, obligations, judgments, settlements of any kind and Damages has been taken into account therein; and

8.6.2      in respect of which provision or reserve has been made in the Financial Statements which is insufficient only by reason of any increase in rate of tax made after the Closing Date.
8.7          Baichuan Replacement Shareholders. At any time after the Closing Date and upon the delivery by the Purchaser of a written notice to any Warrantor, the Warrantors shall:
8.7.1      cause the Baichuan Principals, and assist the Purchaser with best efforts to cause the Company, to submit relevant documents to the PRC Government Authorities for approval of the transfer of the equity interests of Baichuan from the Baichuan Principals to the Baichuan Replacement Shareholders after the Closing Date; and
8.7.2      use best efforts to provide any assistance reasonably requested by the Purchaser to facilitate the submission of documents to the relevant Government Authorities for the transfer of the equity interests of Baichuan from the Baichuan Principals to the Baichuan Replacement Shareholders and the granting of approvals thereon.
8.8          Baichuan Principals. At any time prior to completion of the transfer of one hundred percent (100%) the equity interests in Baichuan from the Baichuan Principals to the Baichuan Replacement Shareholders, the Baichuan Principals shall not:
8.8.1      sell, contract to sell, transfer, mortgage, or dispose in any manner any of the equity interests of Baichuan, or allow any placement thereon as a security interest, except to the WFOE or the New WFOE;
8.8.2      cause the shareholders meeting or the board of directors of Baichuan to approve the sale, transfer, mortgage or disposition in any manner any of the equity interests of Baichuan, or allow the placement thereon of any security interest, except to the WFOE or the New WFOE; or
8.8.3      cause Baichuan to supplement, change, or amend its articles of association in any manner, increase or decreases its registered capital, or change its share capital structure in any manner without the prior written consent of the Purchaser and the WFOE.
ARTICLE 9
INDEMNIFICATION.
9.1          Indemnification by the Warrantors. Subject to the limitation provisions in Section 4.23 hereof, the Warrantors shall, jointly and severally, indemnify the Purchaser and its employees, officers, directors, Affiliates and agents (the “Indemnified Persons”), in respect of, and hold the Indemnified Persons harmless against, any and all Damages resulting from:
9.1.1	a Warrantor’s breach of any Transaction Agreement;
9.1.2      any audit or adjustment by a PRC tax or other government authority within twenty-four (24) months after the Closing with respect to any Group Company’s business activities conducted before the Closing; or

9.1.3      any Damages incurred by the Company within twenty-four (24) months after the Closing for infringement of third-party right or violation of any law, rule or regulation caused by or related to any of the Group Companies’ or their Affiliates’ business and operations, including the use of the Technology to transfer unlicensed media content over the internet, that occurred prior to the Closing.
For purposes of this Agreement, “Damages” shall mean and include any and all monetary damages, fines, penalties, interest obligations, deficiencies (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by an Indemnified Person or any Affiliate thereof.

9.2	Method of Asserting Claims.
9.2.1      The Indemnified Person shall give prompt written notification to the Warrantors of the Damages which form the basis of any claim for which the indemnification pursuant to this Section 9.2 may be sought (a “Claim”), provided, however, that the failure to provide such notice shall not release the Warrantors from any obligations under this Section 9.2 except to the extent such Warrantors is materially prejudiced by such failure and shall not relieve such Warrantors from any other obligation or liability that it may have to any Indemnified Person otherwise than under this Section 9.2. Within ten (10) calendar days after delivery of such notification, the Warrantors may, upon written notice thereof to the Indemnified Person, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Person, provided that the Warrantors acknowledges in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such Claim constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Section 9.2. If the Warrantors do not assume control of such defense, the Indemnified Person shall control such defense. The party not controlling the defense of such Claim may participate therein at its own expense; provided that if the Warrantors assumes control of such defense and the Indemnified Person reasonably concludes that the Warrantors and the Indemnified Person have conflicting interests or different defenses available with respect to such Claim, then the reasonable fees and expenses of counsel to the Indemnified Person shall be considered “Damages” for purposes of this Agreement.
9.2.2      In the event that the Warrantors exercises the right to undertake any such defense against any such Claim as provided above, the Indemnified Person shall cooperate with the Warrantors in such defense and as soon as practicable make available to the Warrantors, at the Warrantors’ expense, all witnesses, pertinent records, materials and information in the Indemnified Person’s possession or under the Indemnified Person’s control relating thereto as is reasonably required by the Warrantors. Similarly, in the event the Indemnified Person is, directly or indirectly, conducting the defense against any such Claim, the Warrantors shall cooperate with the Indemnified Person in such defense and as soon as practicable make available to the Indemnified Person, at the Warrantors’ expense, all such witnesses, records, materials and information in the Warrantors’ possession or under the Warrantors’ control relating thereto as is reasonably required by the Indemnified Person. The party controlling such defense shall keep the other party advised of the status of such Claim and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified

Person shall not agree to any settlement of such Claim without the prior written consent of the Warrantors, which shall not be unreasonably withheld.
9.2.3      If a third party asserts that an Indemnified Person is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Article 9, and such Indemnified Person reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Person shall be entitled to satisfy such obligation, without prior notice to or consent from the Warrantors, (ii) such Indemnified Person may make a claim for indemnification pursuant to this Section 9.2, and (iii) such Indemnified Person shall be reimbursed for any such Damages for which it is entitled to indemnification pursuant to this Section 9.2.
9.3	Holdback.
9.3.1      With respect to any Claim that has been accepted in writing by any Warrantor or resolved pursuant to Section 11.13, to the extent the Holdback Amount has not been consumed or paid to any Warrantor, the Purchaser shall satisfy such Claim from the Holdback Amount.
9.3.2      On the first Business Day following the expiration of six (6) months after the Closing Date, the balance, if any, of the Holdback Amount after deducting (i) the amount of any Claim that has been accepted by any Warrantor in writing or resolved pursuant to Section 11.13, and (ii) any and all reasonable fees and expenses incurred by the Purchaser in connection with any Claim, shall be paid by the Purchaser to a single account specified by Zhi Sheng.
9.3.3      Notwithstanding anything in the foregoing to the contrary, to the extent that at the time for payment to any Warrantor of the balance of the Holdback Amount there are any pending Claims, the Purchaser shall be entitled to retain the amount of such Claims until a resolution of such Claims is reached pursuant to Section 11.13, and upon such resolution, shall promptly pay any remaining balance of the Holdback Amount to a single account designated by Zhi Sheng.
ARTICLE 10
CONFIDENTIALITY AND NON-DISCLOSURE.
10.1       Disclosure of Terms. The terms and conditions of this Agreement and any other Transaction Agreements (collectively, the “Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party without the consent of all other parties except in accordance with the provisions set forth below.
10.2       Legally Compelled Disclosure. In the event that any Party or any of its Affiliates is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations of any jurisdiction) to disclose the existence of this Agreement or the content of any of the Terms in contravention of the provisions of this Section 10.2, that Party has the right to make such disclosure in its sole discretion and without giving prior written notice to any other party hereto.

10.3       Other Exceptions. Notwithstanding any other provision of this Section 10.3, the confidentiality obligations of the parties shall not apply to: (i) information which a disclosing party learns from a third party having the right to make the disclosure, provided the disclosing party complies with any restrictions imposed by the third party; (ii) information which is in the disclosing party’s possession prior to the time of disclosure by the protected party and not acquired by the disclosing party under a confidentiality obligation; (iii) information which enters the public domain without breach of confidentiality by the disclosing party; or (iv) any disclosure by a party to its employees, officers, bankers, partners, accountants, attorneys or other professional advisers, in each case only where such Persons are under appropriate confidentiality obligations.
10.4	Press Releases.
10.4.1    Mr. Fan and Zhi Sheng shall not issue any press release or make any public announcement with respect to this Agreement or any other Transaction Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser.
10.4.2    The Purchaser may issue any press release or make any public announcement as it deems to be appropriate with respect to this Agreement or any other Transaction Agreement or the transactions contemplated hereby at its own discretion.
10.5               Other Information. The provisions of this ARTICLE 10 shall survive the termination of this Agreement and shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.
ARTICLE 11
MISCELLANEOUS.
11.1              Governing Law. This Agreement shall be governed in all respects by the laws of Hong Kong.
11.2               Survival. The representations, warranties, covenants and agreements made herein shall survive any due diligence investigation made by any party hereto and shall survive the Closing.
11.3               Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations herein may be assigned by the Purchaser to any Affiliate of the Purchaser. No Warrantor may assign its rights or delegate its obligations under this Agreement without the written consent of the Purchaser.
11.4              Entire Agreement. This Agreement and the schedules and exhibits hereto and thereto and the Transaction Agreements, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

11.5               Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; or (iii) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit B with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.5 by giving the other party written notice of the new address in the manner set forth above.
11.6              Amendments and Waivers. This Agreement may be amended only with the prior written consent of the Purchaser and the Baichuan Principals.
11.7              Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach of default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the parties shall be cumulative and not alternative.
11.8               Finder’s Fees. Except as set forth in Disclosure Schedule 11.8 by the Company, each party (i) represents and warrants to the other party hereto that it has not retained any finder or broker in connection with the transactions contemplated by this Agreement, and (ii) hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.
11.9              Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.10            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
11.11            Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.
11.12            Pronouns. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require.
11.13             Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL arbitration rules then in effect. The appointing authority shall be Hong Kong International Arbitration Centre (“HKIAC”). The place of arbitration shall be in Hong Kong at HKIAC. There shall be three (3) arbitrators. The language to be used in the arbitral proceedings shall be English. Any such arbitration shall be administered by HKIAC in accordance with HKIAC procedures for arbitration in force at the date of this Agreement including such additions to the UNCITRAL arbitration rules as are therein contained.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

Ixworth Enterprises Limited By: /s/ Wang Shuang Name: Mr. Wang Shuang Title: Director	Fan Hui Yang /s/ Fan Hui Yang
Beijing Ninetowns Network and Software Co., Ltd. By: /s/ Ng Kin Fai Name: Mr. Ng Kin Fai Title: Director	Zhi Sheng Limited By: /s/ Fan Hui Yang Name: Mr. Fan Hui Yang Title: Director
Zhou Lijun /s/ Zhou Lijun	Ample Spring Holdings Limited By: /s/ Fan Hui Yang Name: Mr. Fan Hui Yang Title: Director
Zhou Peiji /s/ Zhou Peiji	Beijing Baichuan Tongda Science and Technology Development Co., Ltd. By: /s/ Zhou Peiji Name: Mr. Zhou Peiji Title: Director

[Signature Page of Share Purchase and Subscription Agreement]

Schedule I
Disclosure Schedules

Exhibit A
Key Employees
▪	Zhou Peiji
▪	Zheng Min
▪	Luo Peng
▪	Wei Wen Qi
▪	Wang Dong
▪	Liu Shuang
▪	Zhang Wen Jie
▪	Yao Hu

Exhibit B
Notice Addresses

To the Purchaser and the WFOE:	Suites 1705-6, 17/F, Two Chinachem Exchange Square, 338 King’s Road, North Point, Hong Kong Attn: Tommy Siu Lun Fork Fax No.: (852) 2868 4483
To the Company:	Floor 14, Building B, Jinyun Plaza, No. 43 Xizhimen North Street, Haidian District, Beijing, PRC Attn: Zhou Peiji Fax No.: (8610) 58365355
To Baichuan:	Floor 14, Building B, Jinyun Plaza, No. 43 Xizhimen North Street, Haidian District, Beijing, PRC Attn: Zhou Peiji Fax No.: (8610) 58365355
To Mr. Fan, Zhi Sheng and the Baichuan Principals:	Floor 14, Building B, Jinyun Plaza, No. 43 Xizhimen North Street, Haidian District, Beijing, PRC Attn: Zhou Peiji Fax No.: (8610) 58365355